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                                                                           EX-11

                          THE STANDARD REGISTER COMPANY

                        COMPUTATION OF EARNINGS PER SHARE
         (Dollars in thousands except for shares and per share amounts)

                                    1996               1995            1994
                                    ----               ----            ----
Average shares outstanding         28,686,480(1)     28,652,525(2)   28,681,045(3)
                               ==============    ==============     ===========
Net income                     $       63,157    $       47,759     $    43,876
                               ==============    ==============     ===========
Primary income per share:

  Net income                   $         2.20    $         1.67     $      1.53
                               ==============    ==============     ===========


(1) Includes 55,555 shares of common stock issued in 1996 under the Company's Stock Incentive Plan, 7,079 shares of common stock issued in 1996 under the Company's Dividend Reinvestment and Common Stock Purchase Plan, and repurchase of 12,040 shares during the year.

(2) Includes 57,126 shares of common stock issued in 1995 under the Company's Stock Incentive Plan and repurchase of 25,705 shares during the year.

(3) Includes 47,836 shares of common stock issued in 1994 under the Company's Stock Incentive Plan and repurchase of 111,655 shares during the year.
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